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          EXHIBIT 11 -- STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

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
                                            QUARTER ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                           -------------------------   -------------------------
                                              2000          1999          2000          1999
                                           -----------   -----------   -----------   -----------
                                                          (DOLLARS IN THOUSANDS)
NET INCOME...............................  $     5,186   $     3,145   $     9,117   $     6,267
                                           ===========   ===========   ===========   ===========
Weighted average shares outstanding:
  Basic..................................   16,710,684    16,074,764    16,597,788    16,073,862
     Effect of dilutive stock options
       outstanding.......................      208,044       184,525       200,829       180,332
                                           -----------   -----------   -----------   -----------
  Diluted................................   16,918,728    16,259,289    16,798,617    16,254,194
EARNINGS PER SHARE
  Basic..................................  $      0.31   $      0.20   $      0.55   $      0.39
     Effect of dilutive stock options
       outstanding.......................           --         (0.01)        (0.01)           --
                                           -----------   -----------   -----------   -----------
  Diluted................................  $      0.31   $      0.19   $      0.54   $      0.39
                                           ===========   ===========   ===========   ===========
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